[CORUS BANKSHARES LOGO]
       3959 N. Lincoln Ave.                               NEWS RELEASE
       Chicago, IL 60613
       (773) 549-7100
       www.corusbank.com
       MEMBER FDIC

 FOR IMMEDIATE RELEASE                                     FOR MORE INFORMATION:
 JANUARY 20, 2004                                                     Tim Taylor
                                                         Chief Financial Officer
                                                                  (773) 832-3470
                                                   E-mail: ttaylor@corusbank.com


                            CORUS BANKSHARES REPORTS
                             FOURTH QUARTER EARNINGS

Chicago, Illinois -- Corus Bankshares Inc. (NASDAQ: CORS). Corus reports 2003 fourth quarter earnings of $16.9 million, or $0.59 per diluted share, compared to $10.5 million, or $0.37 per diluted share, in the fourth quarter of 2002. Year-to-date, earnings are $58.4 million, or $2.04 per diluted share versus $49.3 million or $1.72 per diluted share in the prior year.

"This has been a year of tremendous growth and success for Corus" said Robert J. Glickman, President and Chief Executive Officer. "In one year, we grew our assets by over $1 billion to $3.6 billion at year-end. This is the direct result of the significant growth in our commercial real estate portfolio. In the fourth quarter alone, we originated $723 million in commercial real estate loans, a record for us. Originations for the full year were $1.8 billion, also a record. Furthermore we expect continued growth in the portfolio supported by our "loan pipeline" of nearly $3 billion at year-end.

I'm glad to report that our growth has been profitable growth. Earnings for the quarter of $16.9 million increased 60% compared to the same quarter last year. On a full year basis, we earned over $58 million, an 18% increase versus 2002. In fact, excluding the impact in 2000 of a one-time gain from the sale of a loan portfolio, this was Corus' best year ever.

As always, we focus on loan quality and I'm happy to report that we have not had a commercial real estate loan charge-off in over four years. We also watch our costs very closely as reflected by our efficiency ratio of just 37%, among the best in the industry.

Finally, during the fourth quarter, we declared a two-for-one stock split which was reflected in stock price listings beginning December 16, 2003."

Corus Bankshares, Inc. is a one-bank holding company headquartered in Chicago, Illinois. Corus Bank, N.A. has eleven branches in the Chicago metropolitan area. In addition to various deposit products, Corus specializes in commercial real estate loans and servicing the check cashing industry.

[CORUS BANKSHARES LOGO]

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as "may," "intends," "expects," "anticipates," "estimates," "projects," "targets," "forecasts," "seeks," or "attempts" or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that might cause Corus' actual results to differ materially include, but are not limited to, the following:

         - the general state of the economy and, together with all aspects of Corus' business that are affected by changes in the economy, the impact that low rates have on Corus' net interest margin;

         - Corus' ability to continue its strong loan originations and, in turn, its ability to increase the commercial real estate loan portfolio;

         - Corus' ability to access cost-effective funding, especially with brokered certificates of deposit, to fund marginal loan growth;

         - changes in management's estimate of the adequacy of the allowance for loan losses;

         -    changes in the overall mix of Corus' loan and deposit products;

         - the impact of competitors' pricing initiatives on loan and deposit products;

         - the extent of defaults and losses given default, and the resulting lost interest income from such defaults;

         - changes in the laws, regulations and policies governing financial services companies; and

         - the decision by the Federal Reserve regarding the treatment of Trust Preferred securities.

Corus undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this release. Additional information that could affect the Company's financial results is included in the Company's 2002 Annual Report, Forms 10-K, 10-Q and 8-K on file with the Securities and Exchange Commission.


                                      ###

[CORUS BANKSHARES LOGO]

SUMMARY FINANCIAL DATA (Unaudited)
------------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except per share data)                                      2003                 2002               2001
------------------------------------------------------------------------------------------------------------------------------------
FOR THE THREE MONTHS ENDED DECEMBER 31:
    Net income                                                                  $   16,857          $    10,533         $    13,331
    Basic earnings per share                                                          0.60                 0.37                0.47
    Diluted earnings per share                                                        0.59                 0.37                0.47
    Average earning assets                                                       3,414,273            2,530,646           2,591,269
    Net interest income (fully taxable equivalent)                                  36,430               24,782              24,040
    Noninterest income (without securities gains/losses)                             3,627                3,802               2,907
    Net operating revenue (1)                                                       40,057               28,584              26,947
    Cash dividends declared per common share                                         0.250                0.080               0.078
    Net interest margin (fully taxable equivalent)                                    4.27%                3.92%               3.71%
    Return on equity (ROE)                                                            12.8%                 8.9%               12.2%
    Return on assets (ROA)                                                             1.9%                 1.6%                2.0%
    Efficiency ratio (2)                                                              35.4%                43.2%               37.7%

FOR THE TWELVE MONTHS ENDED DECEMBER 31:
    Net income                                                                  $   58,410          $    49,314          $   54,183
    Basic earnings per share                                                          2.08                 1.74                1.92
    Diluted earnings per share                                                        2.04                 1.72                1.89
    Average earning assets                                                       2,890,897            2,546,840           2,577,433
    Net interest income (fully taxable equivalent)                                 125,547              100,256             109,623
    Noninterest income (without securities gains/losses)                            14,554               15,821              17,881
    Net operating revenue (1)                                                      140,101              116,077             127,504
    Cash dividends declared per common share                                         0.830                0.318               0.308
    Net interest margin (fully taxable equivalent)                                    4.34%                3.94%               4.25%
    Return on equity (ROE)                                                            11.6%                10.6%               12.8%
    Return on assets (ROA)                                                             2.0%                 1.9%                2.0%
    Efficiency ratio (2)(3)                                                           37.5%                40.9%               40.1%

ASSET QUALITY AT DECEMBER 31:
    Nonperforming loans (NPLs)                                                  $   15,568          $     6,518           $   5,800
    Other real estate owned                                                             66                  800                 436
    Total nonperforming assets                                                      15,634                7,318               6,236
    NPLs / Total loans                                                                0.64%                0.37%               0.39%
    Allowance for loan losses                                                       36,448               36,629              40,457
    Allowance for loan losses / NPLs                                                 234.1%               562.0%              697.5%
    Allowance for loan losses / Total loans                                            1.5%                 2.1%                2.7%

CAPITAL RATIOS AT DECEMBER 31:
    Leverage (Tier 1 capital to quarterly average assets)                            18.70%               17.27%              15.41%
    Tier 1 risk-based capital (Tier 1 capital to risk-adjusted assets)               17.92%               16.84%              19.43%
    Total risk-based capital (Tier 1+Tier 2 capital to risk-adjusted assets)         20.46%               18.88%              22.04%
    Common equity to total assets                                                    14.99%               18.42%              16.95%

COMMON STOCK DATA AT DECEMBER 31:
    Market price per common share                                               $    31.02          $     21.83           $   22.70
    Common shareholders' equity per share                                            19.48                17.07               15.92
    Shares outstanding at end of period                                             28,037               28,238              28,319

Note: Reflects a 100% stock dividend on December 15, 2003.

(1) Fully taxable equivalent net interest income plus noninterest income, excluding securities gains/losses.

(2) Noninterest expense less goodwill amortization, divided by net operating revenue.

(3) Twelve months ended December 31, 2001 excludes gain on sale of student loans.

[CORUS BANKSHARES LOGO]

CONDENSED CONSOLIDATED BALANCE SHEETS                                              (Unaudited)
---------------------------------------------------------------------------------------------------------------------------------
                                                                                   DECEMBER 31                       December 31
(Dollars in thousands)                                                                2003                              2002
---------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks -- noninterest-bearing                                     $   63,524                         $   61,560
Federal funds sold                                                                    682,000                            370,100
Securities:
      Available-for-sale, at fair value
          Common stocks at the Bank Holding Company                                   188,844                            147,845
          Other securities                                                            244,062                            272,799
      Held-to-maturity, at amortized cost                                              11,744                              6,687
---------------------------------------------------------------------------------------------------------------------------------
          Total Securities                                                            444,650                            427,331
Loans, net of unearned discount                                                     2,433,771                          1,741,969
      Less: Allowance for loan losses                                                  36,448                             36,629
---------------------------------------------------------------------------------------------------------------------------------
          Net Loans                                                                 2,397,323                          1,705,340
Premises and equipment, net                                                            26,313                             28,320
Accrued interest receivable and other assets                                           25,497                             19,876
Goodwill, net of accumulated amortization                                               4,523                              4,523
---------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                       $3,643,830                         $2,617,050
=================================================================================================================================


LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
      Noninterest-bearing                                                          $  227,960                         $  216,551
      Interest-bearing                                                              2,618,442                          1,843,222
---------------------------------------------------------------------------------------------------------------------------------
          Total Deposits                                                            2,846,402                          2,059,773
Long-term debt - trust preferred securities                                           172,500                                  -
Other borrowings                                                                       36,403                             48,110
Accrued interest payable and other liabilities                                         42,345                             27,126
---------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                                   3,097,650                          2,135,009

SHAREHOLDERS' EQUITY
Common stock, surplus and retained earnings                                           484,472                            448,562
Net unrealized gains on available-for-sale securities                                  61,708                             33,479
---------------------------------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                                            546,180                            482,041
---------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                         $3,643,830                         $2,617,050
=================================================================================================================================

[CORUS BANKSHARES LOGO]

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
----------------------------------------------------------------------------------------------------------------------------------
                                                                      THREE MONTHS ENDED                  TWELVE MONTHS ENDED
                                                                          DECEMBER 31                          DECEMBER 31
                                                                 -----------------------------------------------------------------
(Dollars in thousands, except per share data)                       2003              2002               2003              2002
----------------------------------------------------------------------------------------------------------------------------------
Interest, loan fees, and dividend income                          $ 49,175          $ 37,003          $ 170,239         $ 152,878
Interest expense                                                    13,301            12,726             46,812            54,591
----------------------------------------------------------------------------------------------------------------------------------
      NET INTEREST INCOME                                           35,874            24,277            123,427            98,287
----------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                                                -                 -                  -                 -
==================================================================================================================================
      NET INTEREST INCOME AFTER
          PROVISION FOR LOAN LOSSES                                 35,874            24,277            123,427            98,287
==================================================================================================================================
NONINTEREST INCOME:
      Service charges on deposit accounts                            2,983             3,060             11,878            12,065
      Securities gains/(losses), net                                    68               (37)             2,366             7,258
      Other income                                                     644               742              2,676             3,756
----------------------------------------------------------------------------------------------------------------------------------
          Total noninterest income                                   3,695             3,765             16,920            23,079
----------------------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE:
      Salaries and employee benefits                                 9,333             7,570             34,426            29,672
      Net occupancy                                                  1,099               926              4,231             3,839
      Data processing                                                  723               633              2,722             2,445
      Depreciation - furniture & equipment                             649             1,015              1,823             2,448
      Other expenses                                                 2,376             2,196              9,331             9,068
----------------------------------------------------------------------------------------------------------------------------------
          Total noninterest expense                                 14,180            12,340             52,533            47,472
----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                          25,389            15,702             87,814            73,894
Income tax expense                                                   8,532             5,169             29,404            24,580
----------------------------------------------------------------------------------------------------------------------------------

NET INCOME                                                        $ 16,857          $ 10,533          $  58,410         $  49,314
==================================================================================================================================

EARNINGS PER COMMON SHARE:
      Basic                                                       $   0.60          $   0.37          $    2.08         $    1.74
      Diluted                                                     $   0.59          $   0.37          $    2.04         $    1.72

WEIGHTED AVERAGE COMMON AND COMMON
      EQUIVALENT SHARES OUTSTANDING                                 28,780            28,496             28,703            28,590
==================================================================================================================================

Reflects a 100% stock dividend on December 15, 2003.

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[CORUS BANKSHARES LOGO]

AVERAGE BALANCE SHEETS AND NET INTEREST MARGIN (Unaudited)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                 THREE MONTHS ENDED DECEMBER 31:
                                                         --------------------------------------------------------------------------
                                                                        2003                                  2002
                                                         --------------------------------------------------------------------------
                                                                                   AVERAGE                               AVERAGE
                                                             AVERAGE     INTEREST   YIELD/        AVERAGE     INTEREST    YIELD/
(Dollars in thousands)                                       BALANCE     AND FEES    COST         BALANCE     AND FEES     COST
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Earning Assets:
   Liquidity management assets (1)                        $   948,071    $  3,637    1.53%      $  738,386    $  4,202      2.28%
   Common stocks at the Bank Holding Company (2)              176,351       1,932    4.38%         148,527       1,715      4.62%
   Loans, net of unearned income (3)                        2,289,851      44,162    7.71%       1,643,733      31,591      7.69%
----------------------------------------------------------------------------------           --------------------------
      Total earning assets                                  3,414,273      49,731    5.83%       2,530,646      37,508      5.93%
Noninterest-earning assets:
   Cash and due from banks--noninterest bearing                78,615                               79,586
   Allowance for loan losses                                  (36,440)                             (36,873)
   Premises and equipment, net                                 26,729                               29,034
   Other assets, including goodwill                            26,320                               24,914
----------------------------------------------------------------------------------------------------------------------------------
      Total assets                                        $ 3,509,497                           $2,627,307
==================================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits--interest-bearing:
   Money market deposits                                  $ 1,126,019    $  4,727    1.68%      $  901,746    $  4,386      1.95%
   Retail certificates of deposit                             424,318       2,345    2.21%         400,571       3,268      3.26%
   Brokered certificates of deposit                           607,462       4,036    2.66%         258,288       4,047      6.27%
   NOW deposits                                               214,724         511    0.95%         122,573         125      0.41%
   Savings deposits                                           167,127         209    0.50%         160,405         485      1.21%
----------------------------------------------------------------------------------           --------------------------
      Total interest-bearing deposits                       2,539,650      11,828    1.86%       1,843,583      12,311      2.67%

   Long-term debt - trust preferred securities                113,043       1,203    4.26%             -           -         -  %
   Other borrowings                                            39,064         270    2.76%          48,882         415      3.40%
----------------------------------------------------------------------------------           --------------------------
      Total interest-bearing liabilities                    2,691,757      13,301    1.98%       1,892,465      12,726      2.69%
Noninterest-bearing liabilities and shareholders' equity:
   Noninterest-bearing deposits                               240,234                              225,331
   Other liabilities                                           48,705                               35,424
   Shareholders' equity                                       528,801                              474,087
----------------------------------------------------------------------------------------------------------------------------------
     Total liabilities and shareholders' equity           $ 3,509,497                           $2,627,307
==================================================================================================================================

Interest income and loan fees/average earning assets      $ 3,414,273    $ 49,731    5.83%      $2,530,646    $ 37,508      5.93%
Interest expense/average interest-bearing liabilities     $ 2,691,757      13,301    1.98%      $1,892,465      12,726      2.69%
----------------------------------------------------------------------------------------------------------------------------------
Net interest spread                                                      $ 36,430    3.85%                    $ 24,782      3.24%
==================================================================================================================================

Net interest margin                                                                  4.27%                                  3.92%
==================================================================================================================================

(1) Liquidity management assets include federal funds sold and securities held at the subsidiary bank. Interest income on securities includes a tax equivalent adjustment of $9,000 and $8,000 for 2003 and 2002, respectively.

(2) Dividends on the common stock portfolio include a tax equivalent adjustment of $529,000 and $470,000 for 2003 and 2002, respectively.

(3) Interest income on tax-advantaged loans includes a tax equivalent adjustment of $19,000 and $27,000 for 2003 and 2002, respectively. Unremitted interest on nonaccrual loans is not included in the amounts. Includes net interest income derived from interest rate swap contracts.

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
AVERAGE BALANCE SHEETS AND NET INTEREST MARGIN (Unaudited)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                TWELVE MONTHS ENDED DECEMBER 31:
                                                         --------------------------------------------------------------------------
                                                                        2003                                  2002
                                                         --------------------------------------------------------------------------
                                                                                   AVERAGE                               AVERAGE
                                                             AVERAGE     INTEREST   YIELD/        AVERAGE     INTEREST    YIELD/
(Dollars in thousands)                                       BALANCE     AND FEES    COST         BALANCE     AND FEES     COST
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Earning Assets:
   Liquidity management assets (1)                        $   731,310    $ 13,282    1.82%      $  776,812    $ 19,884      2.56%
   Common stocks at the Bank Holding Company (2)              159,082       7,312    4.60%         161,487       6,624      4.10%
   Loans, net of unearned income (3)                        2,000,505     151,765    7.59%       1,608,541     128,339      7.98%
----------------------------------------------------------------------------------           --------------------------
      Total earning assets                                  2,890,897     172,359    5.96%       2,546,840     154,847      6.08%
Noninterest-earning assets:
   Cash and due from banks--noninterest bearing                76,118                               78,004
   Allowance for loan losses                                  (36,221)                             (39,444)
   Premises and equipment, net                                 27,426                               28,991
   Other assets, including goodwill                            25,801                               25,038
----------------------------------------------------------------------------------------------------------------------------------
      Total assets                                        $ 2,984,021                           $2,639,429
==================================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits--interest-bearing:
   Money market deposits                                  $   981,291    $ 16,393    1.67%      $  892,814    $ 18,030      2.02%
   Retail certificates of deposit                             408,670      10,350    2.53%         410,335      14,843      3.62%
   Brokered certificates of deposit                           392,541      14,636    3.73%         277,210      17,128      6.18%
   NOW deposits                                               174,915       1,268    0.72%         119,331         573      0.48%
   Savings deposits                                           166,815       1,189    0.71%         156,861       2,222      1.42%
----------------------------------------------------------------------------------           --------------------------
      Total interest-bearing deposits                       2,124,232      43,836    2.06%       1,856,551      52,796      2.84%

   Long-term debt - trust preferred securities                 42,952       1,812    4.22%             -           -         -  %
   Other borrowings                                            41,099       1,164    2.83%          51,572       1,795      3.48%
----------------------------------------------------------------------------------           --------------------------
      Total interest-bearing liabilities                    2,208,283      46,812    2.12%       1,908,123      54,591      2.86%
Noninterest-bearing liabilities and shareholders' equity:
   Noninterest-bearing deposits                               231,842                              225,405
   Other liabilities                                           39,320                               38,532
   Shareholders' equity                                       504,576                              467,369
----------------------------------------------------------------------------------------------------------------------------------
     Total liabilities and shareholders' equity           $ 2,984,021                           $2,639,429
==================================================================================================================================

Interest income and loan fees/average earning assets      $ 2,890,897    $172,359    5.96%      $2,546,840    $154,847      6.08%
Interest expense/average interest-bearing liabilities     $ 2,208,283      46,812    2.12%      $1,908,123      54,591      2.86%
----------------------------------------------------------------------------------------------------------------------------------
Net interest spread                                                      $125,547    3.84%                    $100,256      3.22%
==================================================================================================================================

Net interest margin                                                                  4.34%                                  3.94%
==================================================================================================================================

(1) Liquidity management assets include federal funds sold and securities held at the subsidiary bank. Interest income on securities includes a tax equivalent adjustment of $34,000 and $36,000 for 2003 and 2002, respectively.

(2) Dividends on the common stock portfolio include a tax equivalent adjustment of $2.0 million and $1.8 million for 2003 and 2002, respectively.

(3) Interest income on tax-advantaged loans includes a tax equivalent adjustment of $85,000 and $120,000 for 2003 and 2002, respectively. Unremitted interest on nonaccrual loans is not included in the amounts. Includes net interest income derived from interest rate swap contracts.

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[CORUS BANKSHARES LOGO]

ADOPTION OF STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123/148

In 2003, Corus implemented the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" as amended by SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." These standards establish financial accounting and reporting standards for stock-based employee compensation plans based on the fair-value method.

Under the fair-value method, compensation cost for stock-based compensation is recognized over the vesting period of the instrument based on the fair value as determined at the grant date. No adjustments to expense are recorded to reflect any changes in fair value subsequent to the grant date. As options are exercised, in general, no additional compensation cost is recognized. In addition, no compensation cost is recognized for options forfeited prior to vesting. Fair value is determined using the Black-Scholes model.

Corus has elected to adopt the accounting standard using the modified prospective method. Under the modified prospective method, companies are required to begin recognizing stock-based employee compensation, in accordance with the standard, in the year of adoption. Thus, prior years have not been restated. The first three quarters of 2003, however, have been restated as presented below:

IMPACT OF ADOPTION

   (in thousands)                                                 THREE MONTHS ENDED
                              ------------------------------------------------------------------------------------
NET INCOME                           MARCH 31, 2003               JUNE 30, 2003            SEPTEMBER 30, 2003
                              ------------------------------------------------------------------------------------

Restated                                $ 11,793                     $ 13,292                     $ 16,469
As Originally Reported                    12,467                       12,687                       16,154
                              ------------------------------------------------------------------------------------
   Difference - In $                    $   (674)                    $    605                     $    315
                              ====================================================================================
   Difference - As %                       -5.4%                          4.8%                         1.9%

[CORUS BANKSHARES LOGO]


NET INTEREST INCOME

Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Corus. The related net interest margin represents net interest income as a percentage of the average earning assets during the period.

For the three and twelve months ended December 31, 2003, Corus' net interest margin increased by 35 and 40 basis points to 4.27% and 4.34%, respectively, compared to the prior year. These increases were achieved in spite of the fact that the Federal Reserve cut interest rates twice, for a combined 75 basis points, from the fourth quarter of 2002 to the fourth quarter of 2003. Corus was able to increase its net interest margin, versus comparable 2002 periods, due primarily to strong loan growth. Loans are, of course, Corus' highest yielding asset.

Another factor affecting yields is the impact of loan fees recognized during the period. As we have stated in previous quarters, loan fee income is a normal part of our business. The fees typically relate to points paid at closing where the recognition of income is deferred and amortized ratably over the term of the loan. Income recognition associated with these fees is relatively predictable and tends to increase as the overall level of loans increase. Other types of fees, on the other hand, such as those associated with the prepayment of loans or a contingent fee arrangement are less predictable and can result in earnings spikes since recognition of the income is not deferred, but rather recorded when received. Importantly, these fees are as much a part of Corus' business as points, they are simply accounted for differently due to their unpredictable nature. For the three and twelve months ended December 31, 2003, loan fees totaled $9.3 million and $30.7 million, respectively, compared to loan fees of $5.2 million and $20.8 million, respectively, for the prior year periods. This growth in fees during 2003, over 2002, is driven by our continued growth in total loans, especially commercial real estate loans, which generate virtually all of the loan fees.

NONINTEREST INCOME

For the three and twelve months ended December 31, 2003, noninterest income decreased by $70,000 and $6.2 million, respectively compared to the prior year. The decreases mainly resulted from lower net securities gains, as described below. Other income for the year decreased due to a one-time $1 million payment in the third quarter of 2002 related to the sale of Corus' Trust and Investment Management

[CORUS BANKSHARES LOGO]


business in October 2000. Service charges on deposit accounts were essentially flat compared to the prior year.

Securities Gains/(Losses), net
For the three and twelve months ended December 31, 2003, Corus recorded net securities gains of $68,000 and $2.4 million, respectively, compared to a fourth quarter loss of $37,000 and a full year gain of $7.3 million in 2002. The following details the net securities gains/(losses) by source:

                                                             THREE MONTHS ENDED            TWELVE MONTHS ENDED
                                                                DECEMBER 31                    DECEMBER 31
                                                        -----------------------------  -----------------------------
(in thousands)                                                 2003           2002            2003           2002
                                                        -----------------------------  -----------------------------
  Gains on common stocks at Bank Holding Company           $      -         $      -      $ 10,074         $    951
  Charge for "other than temporary" impairment                    -                -        (8,962)               -
  Sales of securities at subsidiary bank                      1,084                -           694            3,188
  Mark-to-market adjustments on non-hedge derivatives        (1,016)             (37)          560            3,119
                                                        -----------------------------  -----------------------------
Total securities gains/(losses), net                       $     68         $    (37)     $  2,366         $  7,258
                                                        =============================  =============================

Gains on common stocks at Bank Holding Company
Gains on common stocks at the Bank Holding Company relate to the common stock portfolio of various financial industry companies held at the Bank Holding Company (see Common Stock Portfolio section for additional details). In 2003, Corus recognized gains totaling $10.1 million compared to $951,000 during 2002. The 2003 gains reflect both a $7.3 million gain from the actual sale of securities in the first quarter as well as a gain of $2.8 million in the third quarter resulting from two stock-for-stock acquisition transactions relating to investments held by Corus. These transactions, while not taxable until the stock is sold, result in a book gain equal to the difference between the value received in the stock of the acquirer as compared to Corus' cost basis in the acquired company's stock.

Charge for "other than temporary" impairment
In the first quarter of 2003, Corus recorded a charge of $9.0 million related to "other than temporary" declines in value of certain common stocks held at the Bank Holding Company. It is important to point out that this charge was not as a result of the Company selling the associated stocks, but rather an accounting entry with no cash flow or tax implications. This charge was recorded in accordance with Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity

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Securities" ("FAS 115") and as further defined by the Securities and Exchange
Commission Staff Accounting Bulletin No. 59 ("SAB 59").

As background, accounting rules require that investments be categorized as trading, held-to-maturity ("HTM"), or available-for-sale ("AFS"). Trading securities are those securities that are bought and held principally for the purpose of selling them in the near term. HTM securities are those investments which the company has the "positive intent and ability to hold" to maturity. Finally, AFS securities are those investments not classified as either trading or HTM. The common stocks held at the Bank Holding Company are classified and accounted for as AFS securities.

The significance of how an investment is classified is reflected in how unrealized gains/(losses) are treated in the accounting records and thus in the company's financial statements. For trading securities, unrealized gains/(losses) are recorded directly in the income statement each period. This reflects the assumed short-term nature of these investments and the idea that these securities are generally purchased with the objective of generating profits on short-term differences in price. On the other hand, for HTM securities, unrealized gains/(losses) are generally not recorded at all under the assumption that any short-term fluctuations in value will ultimately reverse by maturity. The accounting for AFS securities is somewhat of a middle ground between trading and HTM. For AFS securities, changes in market value are recorded each period on the balance sheet, on an after-tax basis directly in equity as an item referred to as Other Comprehensive Income. These changes in market value are not reflected in the income statement.

An exception to the above guidelines arises when unrealized losses are determined to be "other than temporary" ("OTT"). If an investment is determined to have experienced an OTT decline in value, the loss must then be recognized in the income statement regardless of how the investment is categorized. Indications of OTT declines in value include prolonged periods of consistent unrealized losses or deterioration in the financial condition or near-term prospects of the issuer. Corus' general practice for marketable equity securities is to recognize impairment losses on individual securities when the security has been in a loss position at the close of each trading day during six
(6) consecutive months as of any quarter end. Lastly, Corus evaluates its investments for OTT declines in value on a lot-by-lot basis, meaning that if there are multiple purchases of a certain security, each purchase is evaluated individually.

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With all the preceding being said, it is important to note that while the accounting rules require that we report short-term stock price declines as "other than temporary" losses in the income statement, the reality is stock prices -- for even the finest and best-managed companies -- rise and fall, sometimes over very extended periods of time (such "extended" periods of times can easily be multiples of a six-month timeframe). The fact that a company's shares fall in value for a period as short as six months is neither overly concerning to us nor any reasonable indicator of how the stock may fare in the future. This is particularly true if the overall stock market has been declining. Conversely, if a stock has been falling in the face of a generally rising market, especially if this has been occurring over a protracted period of time, this poor relative performance may well indicate a genuine problem with the company and its prospects. Regardless, such a fundamental/economic approach is not the way the accounting rules work.

Lastly, while we are required to report securities losses from these "other than temporary" declines in value, we are not allowed to report securities gains when those same securities recover in value. Case in point, as of December 31, 2003, $8.7 million of the previously charged-off $9.0 million, has been recovered as the prices of the associated common stocks have risen. Unfortunately, while Corus was required to record the $9.0 million charge as a reduction to income, the recovery does not receive the same accounting treatment, but must instead be recorded as an unrealized gain (as Other Comprehensive Income in Shareholders' Equity) and not recognized in income until the security is ultimately sold. Unfortunately, this is another accounting `disconnect' that companies, and their investors, must learn to live with.

Mark-to-market adjustments on non-hedge derivatives
Finally, for the three and twelve months ended December 31, 2003, the Bank recorded a loss of $1.0 million and a gain of $560,000, respectively, from what we refer to as mark-to-market adjustments on non-hedge derivatives. Compared to the prior year, this represents declines of approximately $1.0 million for the quarter and $2.6 million year-to-date. Due to their unusual nature, the basis for these gains/(losses) requires additional explanation.

Like many banks, Corus utilizes derivatives to hedge its interest rate risk. This is accomplished primarily via interest rate swaps (to effectively convert fixed-rate loans and brokered CDs to floating rate) and interest rate basis swaps (to effectively convert LIBOR-based floating rate loans to Treasury-based floating-rate loans).

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As of January 1, 2001, virtually all companies were required to adopt new derivative accounting rules (known as SFAS No. 133). These rules require that all derivative instruments be included on the balance sheet at market value. In addition, the rules provide that if derivatives are "paired-off" against specific assets and/or liabilities ("the hedged items") and also pass an additional succession of tests, then the income statement impact of any periodic changes in the value of the derivatives are effectively offset by changes in the value of the hedged items. Such derivatives are afforded what is termed "hedge accounting" treatment. The rules are enormously complex, but suffice it to say that even though the basis swaps we have entered into are designed to hedge our interest rate risk -- that is, regardless of the accounting treatment, the basis swaps are economic hedges -- they do not qualify for hedge accounting treatment and thus the impact of changes in the market value of these instruments is reflected on our income statement as securities gains/(losses). Our interest rate swaps, on the other hand, generally do qualify for hedge accounting.

Since Corus' basis swaps do not qualify for hedge accounting treatment, there is no offset to the income statement impact of periodic changes in their market value. Therefore, this impact is fully reflected as securities gains/(losses) on the Company's income statement. Since this income does not stem from having actually sold the instruments, it is subject to reversal based on future changes in the market values. In fact, if Corus holds basis swaps to maturity, which we generally do, the value of the instruments will ultimately return to $0. What this means is that the cumulative gains or losses recognized at any point in time would be temporary as they would ultimately reverse, such that the cumulative gains and losses over the life of a basis swap would sum to zero. However in the event that Corus sells any basis swaps prior to maturity, the cumulative gains or losses would not reverse.

As of December 31, 2003, Corus has recorded net cumulative gains of $5.6 million related to mark-to-market adjustments on non-hedge derivatives. While the portfolio of basis swaps vary both in notional amounts and maturities, they will all have matured by 2008. This means that absent any sales of existing swaps, the previously recognized $5.6 million of securities gains will "reverse" in the form of $5.6 million of securities losses between now and 2008. While management can predict the eventual reversal of these gains, we cannot predict in what periods or in what periodic amounts those reversals will occur.

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NONINTEREST EXPENSE

For the three and twelve months ended December 31, 2003, noninterest expense increased by $1.8 million, and $5.1 million, respectively, compared to the prior year, predominantly due to rises in salaries and benefits expense.

The increase in salaries and benefits resulted from two factors. First, officer salaries and bonuses increased $1.2 million and $2.8 million for the three and twelve months ended December 31, 2003, respectively, compared to 2002. Corus' commercial loan officers are compensated primarily on a commission basis so strong loan growth naturally results in increased compensation.

Second, as discussed previously, Corus began expensing stock options using the fair-value method in 2003. Under the modified prospective method allowed by SFAS No. 123/148, the expense is recorded beginning in the year of adoption. Thus, prior year results reflect only those minimal amounts recorded in accordance with the previous methodology. The increase in stock option expense for the three and twelve months ended December 31, 2003 compared to 2002 were $426,000 and $1.6 million, respectively. Corus anticipates stock option expense in 2004 of $1.4 million.

Net occupancy increased by $173,000 and $392,000 for the three and twelve months ended December 31, respectively, compared to the prior year. Much of the increase is attributable to increases in real estate taxes and building maintenance and repairs.

Depreciation expense for furniture and equipment decreased by $366,000 and $625,000 for the three and twelve months ended December 31, respectively, compared to the prior year. The 2002 results were impacted dramatically by the purchase of a $1.6 million document imaging and statement rendering system in the second half of the year.

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COMMON STOCK PORTFOLIO

At December 31, 2003, Corus had investments in the common stocks of 29 financial industry companies with a current market value totaling $188.8 million, including net unrealized gains of $93.2 million. These investments are included in the available-for-sale classification. The following is a list of Corus' holdings, by market value, as of December 31, 2003:

                                                      TICKER                                   MARKET            PERCENTAGE OF
CORPORATION                                           SYMBOL          SHARES HELD               VALUE               PORTFOLIO
------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
  Comerica Inc.                                         CMA              339,300              $  19,021                10.1%
  FleetBoston Financial Corp.                           FBF              423,960                 18,506                 9.8
  MAF Bancorp Inc.                                     MAFB              281,550                 11,797                 6.3
  JP Morgan Chase & Co.                                 JPM              319,100                 11,721                 6.2
  Charter One Financial Inc.                            CF               338,536                 11,696                 6.2
  Amsouth Bancorporation                                ASO              466,015                 11,417                 6.0
  Citigroup Inc.                                         C               225,000                 10,921                 5.8
  Wachovia Corp.                                        WB               223,840                 10,429                 5.5
  Bank of America Corp.                                 BAC               99,873                  8,033                 4.3
  US Bancorp                                            USB              268,870                  7,895                 4.2
  Merrill Lynch & Co. Inc.                              MER              132,000                  7,742                 4.1
  South Trust Corp.                                    SOTR              195,900                  6,414                 3.4
  Bank One Corp.                                        ONE              137,700                  6,278                 3.3
  Morgan Stanley Dean Witter & Co.                      MWD               82,000                  4,745                 2.5
  Union Planters Corp.                                  UPC              143,554                  4,520                 2.4
  Compass Bancshares Inc.                              CBSS              108,750                  4,279                 2.3
  Amcore Financial Inc.                                AMFI              142,500                  3,865                 2.0
  Hibernia Corp.                                        HIB              154,200                  3,625                 1.9
  Associated Banc Corp.                                ASBC               80,786                  3,458                 1.8
  Suntrust Banks Inc.                                   STI               48,000                  3,432                 1.8
  Bank of New York Co. Inc.                             BK               100,000                  3,312                 1.8
  Mellon Financial Corp.                                MEL              100,000                  3,211                 1.7
  Banknorth Group Inc.                                  BNK               90,000                  2,928                 1.6
  Mercantile Bankshares Corp.                          MRBK               58,500                  2,666                 1.4
  National City Corp.                                   NCC               74,520                  2,529                 1.3
  Commerce Bancshares Inc.                             CBSH               28,492                  1,397                 0.7
  BB&T CORP                                             BBT               33,736                  1,304                 0.7
  Provident Bancshares Corp.                           PBKS               43,757                  1,294                 0.7
  First Source Corp.                                   SRCE               18,992                    409                 0.2
                                                                                   -------------------------------------------
Total                                                                                         $ 188,844               100.0%
                                                                                   ===========================================

[CORUS BANKSHARES LOGO]

During the three and twelve months ended December 31, 2003, Corus received dividends on the stock portfolio of $1.4 million and $5.3 million, respectively, compared to $1.2 million and $4.8 million during the same periods of 2002. See noninterest income section for discussion of treatment of realized and unrealized gains and losses.

LOAN PORTFOLIO

The following table details the composition of Corus' loan portfolio:

                                                     DECEMBER 31, 2003                DECEMBER 31, 2002
(in thousands)                                     AMOUNT        PERCENT          AMOUNT          PERCENT
                                                --------------------------      ---------------------------
  Commercial real estate:
    Non-construction                              $1,207,015         50%        $  989,146             57%
    Construction                                   1,005,206         41            531,612             30
    Mezzanine                                         53,790          2             32,092              2
                                                --------------------------      ---------------------------
  Total commercial real estate                     2,266,011         93%         1,552,850             89%
  Commercial                                          98,621          4             87,631              5
  Residential real estate and other                   69,139          3            101,488              6
                                                --------------------------      ---------------------------
Total loans                                       $2,433,771        100%        $1,741,969            100%
                                                ==========================      ===========================

Commercial Real Estate Lending
Commercial real estate loans are comprised of non-construction, construction, and mezzanine loans. The non-construction loans are of relatively short duration, rarely more than five years in length, and usually shorter. Some would call these "bridge" loans or "mini-perms", but the meaning of these labels is not standardized in the lending industry. These loans are fully funded, or nearly so, when the loan closes. Construction loans typically have maturities of 24 to 36 months and are funded throughout the term as construction progresses. Mezzanine loans are essentially second mortgage loans on commercial real estate projects, almost always subordinate to a Corus construction or non-construction loan (as opposed to a third party's). Interest rates charged for mezzanine loans are considerably higher than those charged for typical commercial real estate loans, but they also carry additional risk.

The table above shows commercial real estate loans of $2.3 billion, an increase of $713 million or 46% compared to December 31, 2002. This table, however, only reflects actual balances outstanding, which excludes commitments. While not yet funded, commitments, which consist of unfunded loan amounts and commitment letters issued, are also a significant part of the loan portfolio. Including commitments, the commercial loan portfolio, as shown on the next page totals $3.8 billion.

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[CORUS BANKSHARES LOGO]


The table below shows a reconciliation of commercial real estate loans outstanding to the total including commitments.

COMMERCIAL REAL ESTATE LOANS OUTSTANDING INCLUDING COMMITMENTS
------------------------------------------------------------------------------------------------------------------------
                                                              DECEMBER 31, 2003                     DECEMBER 31, 2002
(in thousands)                                              AMOUNT         PERCENT               AMOUNT         PERCENT
                                                       ----------------------------         ----------------------------
Funded loans, net                                           $ 2,266,011         59%               $1,552,850         56%
Commitments:
  Loans                                                       1,168,115         31                 1,050,808         38
  Commitment letters                                            375,865         10                   152,164          5
  Letters of credit                                              10,502          -                    20,682          1
                                                       ----------------------------         ----------------------------
Total                                                       $ 3,820,493        100%               $2,776,504        100%
                                                       ============================         ============================

Corus' commitments are primarily comprised of unfunded commitments under commercial real estate construction loans. As highlighted in the table on the following page, the majority of the commitments relate to condominiums, rental apartments, and office building loans.

While committed amounts are useful for period-to-period comparisons, caution should be used in attempting to use commitments as a basis for predicting future outstanding balances.

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The following tables break out commercial real estate loans by property type and location:

COMMERCIAL REAL ESTATE LOANS - BY PROPERTY TYPE
---------------------------------------------------------------------------------------------------------------------------
(dollars in millions)                                                 AS OF DECEMBER 31, 2003
                                         ----------------------------------------------------------------------------------
                                                               LOANS OUTSTANDING                TOTAL COMMITMENT(1)
                                           # OF         --------------------------------  ---------------------------------
                                           LOANS             AMOUNT           %                AMOUNT            %
                                         ----------     --------------------------------  ---------------------------------
Condo/loft conversion                           58             $  826             36%             $1,873             49%
Hotel                                           40                533             24                 714             19
Office                                          22                373             16                 549             15
Rental apartments                               15                332             15                 429             11
Warehouse / Light industrial                    12                 68              3                 118              3
Nursing homes                                    7                 60              3                  60              2
Vacant land                                      7                 45              2                  47              1
Retail                                           4                  8              -                   8              -
Other                                            1                  1              -                   1              -
Loans less than $1 million                     184                 45              2                  46              1
Deferred fees/other discounts                 N/A                 (25)            (1)                (25)            (1)
                                         ----------     --------------------------------  ---------------------------------
  Total                                        350             $2,266            100%             $3,820            100%
                                         ==========     ================================  =================================

COMMERCIAL REAL ESTATE LOANS - BY MAJOR METROPOLITAN AREA
---------------------------------------------------------------------------------------------------------------------------
(dollars in millions)                                                 AS OF DECEMBER 31, 2003
                                         ----------------------------------------------------------------------------------
                                                               LOANS OUTSTANDING                TOTAL COMMITMENT(1)
                                           # OF         --------------------------------  ---------------------------------
                                           LOANS             AMOUNT            %               AMOUNT             %
                                         ----------     --------------------------------  ---------------------------------
California:
  Los Angeles                                   25             $  355             16%             $  505             13%
  San Francisco                                  7                102              4                 201              5
  San Diego                                      8                105              5                 142              4
  Sacramento                                     2                 61              3                  76              2
                                         ----------       ------------   ------------        ------------   ------------
California Total                                42                623             28                 924             24
Washington, D.C.(2)                             21                358             16                 694             18
New York City                                   21                261             11                 591             16
Chicago                                         40                262             12                 463             12
Chicago-Loans less than $1 million             177                 41              2                  43              1
Miami                                            9                262             12                 461             12
Texas:
  Houston                                        6                157              7                 177              5
  Dallas                                         2                 27              1                  39              1
                                         ----------       ------------   ------------        ------------   ------------
Texas Total                                      8                184              8                 216              6

Other (3)                                       32                300             12                 453             12
Deferred fees/other discounts                 N/A                 (25)            (1)                (25)            (1)
                                         ----------     --------------------------------  ---------------------------------
  Total                                        350             $2,266            100%             $3,820            100%
                                         ==========     ================================  =================================

(1) Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.
(2)   Includes northern Virginia and Maryland loans.
(3)   No other metropolitan area exceeds three percent of the total.

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The following table breaks out commercial real estate loans by size:

COMMERCIAL REAL ESTATE LOANS - BY TOTAL COMMITMENT
-------------------------------------------------------------------------------------------------------------------------
(dollars in millions)                                                AS OF DECEMBER 31, 2003
                                          -------------------------------------------------------------------------------
                                                               LOANS OUTSTANDING                TOTAL COMMITMENT(1)
                                            # OF        ---------------------------------  ------------------------------
                                           LOANS             AMOUNT               %             AMOUNT               %
                                          ---------     ---------------------------------  ------------------------------
$60 million and above                           16             $   462             20%            $ 1,122             29%
$40 million to $60 million                      17                 460             20                 802             21
$20 million to $40 million                      40                 787             35               1,126             30
$1 million to $20 million                       89                 538             24                 748             20
Less than $1 million                           188                  44              2                  47              1
Deferred fees/other discounts                 N/A                  (25)            (1)                (25)            (1)
                                          ---------     ---------------------------------  ------------------------------
  Total                                        350             $ 2,266            100%            $ 3,820            100%
                                          =========     =================================  ==============================

(1) Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.

The following table shows the locations of new loans originated during 2003 and 2002:

COMMERCIAL REAL ESTATE LOAN ORIGINATIONS - BY LOCATION
--------------------------------------------------------------------------------------------------------------------
(dollars in millions)                                    TWELVE MONTHS ENDED DECEMBER 31
                                                2003                                         2002
                               ----------------------------------------     ----------------------------------------
                                 # OF                                         # OF
                                 LOANS           AMOUNT         %            LOANS            AMOUNT            %
                               ----------    --------------------------     ---------     --------------------------
California                            21            $   440         24%           14             $   415         27%
Washington D.C.(1)                    11                323         18            12                 361         23
New York                               9                249         13             5                 103          7
Illinois                              21                287         16            29                 223         15
Florida                                4                253         14             4                 220         14
Other                                 18                280         15            12                 221         14
                               ----------    --------------------------     ---------     --------------------------
  Total                               84            $ 1,832        100%           76             $ 1,543        100%
                               ==========    ==========================     =========     ==========================

(1) Includes northern Virginia and Maryland loans.

The commercial real estate markets have been good for many years and Corus has had particularly impressive results. We have actually had, in total, net recoveries on this portfolio over the past 10 years. While our commercial real estate portfolio continues to show minimal delinquencies and virtually no losses, we recognize this sort of performance cannot persist indefinitely.

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Other Lending
Commercial loans are primarily loans to Corus' customers in the check cashing industry. Balances fluctuate based on seasonal cash requirements and are generally secured by the equity of the check cashing operation.

With regard to the remaining portfolio, residential first mortgage and home equity loan balances continue to decline as the Bank implements plans to allow these portfolios to "run-off." Minimal new originations are expected.

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ASSET QUALITY

Nonperforming Assets
Nonperforming loans are nonaccrual loans, troubled debt restructurings and 90 days or more past due loans still accruing interest. The breakdown by loan category is shown below:


                                                                 DECEMBER 31                   December 31
(in thousands)                                                       2003                          2002
                                                             -----------------               ----------------
Nonaccrual loans:
  CRE Non-construction                                        $         7,077                 $            -
  CRE Construction                                                          -                              -
  CRE Mezzanine                                                           741                          4,504
  Commercial                                                                -                              -
  Residential real estate and other                                        78                            304
                                                             -----------------               ----------------
Total nonaccrual                                                        7,896                          4,808

Troubled debt restructurings:
  CRE Non-construction                                                      -                              -
  CRE Construction                                                      6,436                              -
  CRE Mezzanine                                                             -                              -
  Commercial                                                                -                              -
  Residential real estate and other                                                                       62
                                                             -----------------               ----------------
Total troubled debt restructurings                                      6,436                             62

Loans 90 days or more past due:
  CRE Non-construction                                                     46                              -
  CRE Construction                                                          -                              -
  CRE Mezzanine                                                             -                              -
  Commercial                                                                -                              -
  Residential real estate and other                                     1,190                          1,648
                                                             -----------------               ----------------
Total 90 days or more past due                                          1,236                          1,648

Total nonperforming loans:
  CRE Non-construction                                                  7,123                              -
  CRE Construction                                                      6,436                              -
  CRE Mezzanine                                                           741                          4,504
  Commercial                                                                -                              -
  Residential real estate and other                                     1,268                          2,014
                                                             -----------------               ----------------
Total nonperforming loans                                              15,568                          6,518
  Other real estate owned                                                  66                            800
                                                             -----------------               ----------------
Total nonperforming assets                                    $        15,634                 $        7,318
                                                             =================               ================

Nonperforming loans/Total loans                                          0.64%                          0.37%
Nonperforming assets/Total assets                                        0.43%                          0.28%

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Total nonperforming assets increased compared to December 2002 by $8.3 million to $15.6 million. The increase is primarily due to an increase in Troubled Debt Restructurings ("TDR's"). A TDR is a loan that was restructured in such a way as to provide the borrower with some form of concession relative to market absent a concession from the borrower that is deemed to be approximately proportionate to the lender's concession. Typically, the lender's concession is in the form of a lower interest rate, an extended term or forgiven principal or interest. A borrower's concession often comes in the form of additional loan paydowns and/or additional collateral.

A TDR oftentimes results from situations where the borrower is experiencing financial problems and expects to have difficulty complying with the original terms of the loan. However, once the loan is restructured in a TDR, the prospects of collecting all principal and interest on that loan generally improve (as the borrower's loan rate and, thus, loan payments are reduced), albeit at somewhat less favorable terms to the lender. However, the point to remember is that once a loan becomes a TDR, it generally becomes a safer loan.

With that said, Corus is required to report the balance of any TDR's under the nonperforming asset category which would seem to imply, in some way, that these loans are not performing. However the two loans -- one is an office loan and the other a residential development loan -- that constitute the $6.4 million construction TDR balance are not only both current in terms of required payments, but also are considered to be well collateralized. Management will continue to monitor these loans closely.

In addition to the increase in TDR's, a $7.1 million loan was placed on nonaccrual in May 2003. Management believes the loan is well secured and no loss is expected.

Potential Problem Loans
In addition to those loans disclosed under the preceding Nonperforming Assets section, management identified, through their problem loan identification system, certain other loans in the portfolio where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms and which may result in future disclosure of such loans as nonaccrual, past due, or troubled debt restructurings. As of December 31, 2003, the principal amount of these loans was $4.4 million. This level represents a decrease from the $21.9 million reported at September 30, 2003.

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Allowance for Loan Losses
A reconciliation of the activity in the allowance for loan losses is as follows:

                                                         THREE MONTHS ENDED                      TWELVE MONTHS ENDED
                                                              DECEMBER 31                              DECEMBER 31
                                                -------------------------------------    -------------------------------------
(in thousands)                                        2003                2002                 2003                2002
                                                -------------------------------------    -------------------------------------
Balance at beginning of period                       $    36,145         $    36,740          $    36,629         $    40,457
  Provision for loan losses                                    -                   -                    -                   -
  Charge-offs                                               (453)               (574)              (3,295)             (6,057)
  Recoveries                                                 756                 463                3,114               2,229
                                                -------------------------------------    -------------------------------------
Balance at December 31                               $    36,448         $    36,629          $    36,448         $    36,629
                                                =====================================    =====================================

Loans at December 31                                 $ 2,433,771         $ 1,741,969          $ 2,433,771         $ 1,741,969
                                                =====================================    =====================================
Allowance as a percentage of loans                          1.50%               2.10%                1.50%               2.10%
                                                =====================================    =====================================

Net (Charge-off) / Recovery Detail


                                                         THREE MONTHS ENDED                      TWELVE MONTHS ENDED
                                                              DECEMBER 31                              DECEMBER 31
                                                -------------------------------------    -------------------------------------
(in thousands)                                        2003                2002                 2003                2002
                                                -------------------------------------    -------------------------------------
  Overdraft - Check Cashing                          $         -       $          (8)       $        (507)       $     (2,660)
  Commercial - Check Cashing                                 188                  (5)                (252)               (559)
  Commercial real estate                                       -                   -                    -                   -
  Residential real estate and other                          115                 (98)                 578                (609)
                                                -------------------------------------    -------------------------------------
Total Net (Charge-offs)/Recoveries                   $       303       $        (111)       $        (181)       $     (3,828)
                                                =====================================    =====================================

In the third quarter of 2002 and again in the first quarter of 2003, Corus charged off amounts related to Corus' business of servicing the check cashing industry. These losses, which were Corus' first losses related to this business in nearly twenty years, were associated with a specific incident that is not expected to recur. Excluding the aforementioned charge-offs, the Company had net recoveries for the full year of $578,000.

FUNDING/LIQUIDITY

Corus' policy is to ensure the availability of sufficient funds to accommodate the needs of borrowers and depositors at all times. This objective is achieved primarily through the maintenance of liquid assets. Liquid assets are defined as federal funds sold and marketable securities that can be sold quickly without a material loss of principal.

[CORUS BANKSHARES LOGO]


The liquidity to fund loan commitments will first come from a combination of available liquidity and normal paydowns/payoffs of the existing loan portfolio and then, to the extent necessary, from additional issuance of brokered certificates of deposit ("BRCD"). A portion of Corus' current loan funding comes from BRCD and to the extent that total loans outstanding grow in the future, management expects to fund much, if not all, of that growth with BRCD. In order to avoid the liquidity risk of an overly significant portion maturing during any given year, Corus works to have the BRCD maturities staggered, ranging from 1 to 7 years. To further mitigate liquidity risk, Corus' liquidity policy requires that the Bank hold more liquid assets as the level of BRCD increases. As of December 31, 2003, BRCD totaled $597 million. The Bank has established a BRCD limit such that BRCD will not exceed 41% of total deposits (i.e., retail deposits and BRCD). Based on current deposit levels, this implies a maximum amount of BRCD of $1.5 billion.

ISSUANCE OF TRUST PREFERRED SECURITIES

In 2003, Corus formed five wholly owned finance subsidiaries for the sole purpose of issuing what are commonly referred to as Trust Preferred securities. The five issuances are summarized as follows:

                          Issue              Maturity                                         Amount Issued
                          Date                 Date                     Rate                  (in millions)
                      ----------------------------------------------------------------------------------------
Trust I                 June 2003            June 2033             LIBOR + 3.05%                $        27.5
Trust II                June 2003            June 2033             LIBOR + 3.10%                         20.0
Trust III              Sept. 2003           Sept. 2033             LIBOR + 2.95%                         45.0
Trust IV                Nov. 2003            Nov. 2033             LIBOR + 2.85%                         30.0
Trust V                 Dec. 2003            Dec. 2033             LIBOR + 2.85%                         50.0
                                                                                            ------------------
  Total                                                                                         $       172.5
                                                                                            ==================

Trust Preferred securities are a very common form of raising tax-advantaged capital, especially for bank holding companies. While the legal structure of Trust Preferred securities is unfortunately quite complicated, both the essence of these securities, and the basis for Corus' decision to utilize them, is actually quite straightforward. Trust Preferred securities are essentially long-term debt (30-year terms) with some unique features (discussed below).

The trusts sold a combined $172.5 million of Trust Preferred securities via a private placement, the proceeds of which were "lent" to the Company and secured by a subordinated debenture (subordinate to all other debt of the Company but senior to common stock) issued by the Company to the trust. The funds

[CORUS BANKSHARES LOGO]


raised by the issuance of the Trust Preferred securities were, in turn, infused into the Bank as additional capital thus increasing the Bank's legal lending limit by $25.9 million.

As cited above, Trust Preferred securities have several unique attributes. One of the most notable, and the key to the widespread issuance of Trust Preferred securities, is that the Federal Reserve has historically allowed bank holding companies to include, up to certain limits, Trust Preferred securities in the regulatory calculation of capital (what is known as "Tier 1" capital) while providing the issuer with a tax deductible funding vehicle. In addition, Trust Preferred securities: a) have no financial covenants (except in the event that the Company ever opts to defer payments, as described below), b) are not "puttable" back to Corus, and c) include an option for Corus to call them at par beginning five years after issuance and quarterly thereafter (or earlier in the event of certain changes or amendments to regulatory requirements or federal tax rules).

The Trust Preferred securities also grant Corus the right to defer interest payments on the subordinated debentures, and distributions on the Trust Preferred securities, for a period not to exceed 20 consecutive quarters without the subordinated debentures or Trust Preferred securities going into default (this provision is subject however to certain restrictions with regard to Corus' ability to make, among other things, dividends, distributions, etc. to holders of Corus common stock). It should be noted that this provision was not negotiated by Corus, but rather is a standard and required feature of Trust Preferred securities in order for the Federal Reserve to allow such instruments to be counted in capital at the bank holding company. While this deferral option is present, Corus does not anticipate that it would ever be utilized.

Combined issuance fees for the trusts totaled $1.6 million and are being amortized over the 30-year lives of the securities. Finally, Corus has, through various agreements, essentially fully and unconditionally guaranteed payment of all amounts due under the Trust Preferred securities.

The Federal Reserve is reassessing its position regarding the inclusion of Trust Preferred securities as part of Tier 1 capital. Regardless of the outcome of the Federal Reserve's deliberations, the company will continue to have regulatory capital well in excess of that required to be well-capitalized. Corus' capital category is determined solely for the purpose of applying prompt corrective action and that capital category may not constitute an accurate representation of Corus' overall financial condition or prospects.

[CORUS BANKSHARES LOGO]


OTHER BORROWINGS

On June 26, 2001, Corus entered into an agreement to borrow $70 million, consisting of a term note in the amount of $50 million and a revolving note in the amount of $20 million, both at an effective interest rate equal to LIBOR plus 150 basis points, adjusted quarterly. As of December 31, 2003, the term note had an outstanding balance of $35.0 million and the revolving credit line had no balance outstanding.

Corus has extended the maturity date on both notes to June 25, 2006, and either note may be prepaid without a material penalty. The term note requires quarterly repayments of $1 million beginning September 30, 2001. Interest is payable quarterly. In addition, a fee at an annual rate of 1/4 % of the average unused revolving note commitment is due quarterly.

COMMERCIAL REAL ESTATE "RISK" DISCLOSURE

The following disclosure is not computed in accordance with Generally Accepted Accounting Principles ("GAAP") and is considered a non-GAAP disclosure. Management believes that this presentation, while not in accordance with GAAP, provides useful insight into how management analyzes and quantifies risk and determines the appropriate level of capital.

Management has made a concerted effort to distill the numerous objective, as well as subjective, risks inherent in the commercial real estate ("CRE") loans we originate into a rigorous system to analyze and quantify risk. At its core, this system takes the form of management and loan officers estimating a loan's Probability of Default ("POD") and its Loss Given Default ("LGD") if a serious recession should occur. This point bears repeating -- the POD and LGD estimates are not based on today's market conditions, instead they are arrived at by "stressing" all major assumptions regarding the cash flow and/or values of the underlying real estate down to levels that could manifest themselves during a "serious" recession. As a proxy, we use, among other things, the extreme declines in CRE property values witnessed during the late 1980's and early 1990's. Typically, we assume that office and hotel projects will be worth only 50% to 60% of their cost (not appraised value) and we typically assume that rental and for-sale housing will be worth 60% to 80% of cost. Keep in mind that while these are the typical discounts, each loan is analyzed individually and may have discounts larger or smaller than mentioned above. Lastly, it is important to realize that we could well have nonperforming loans and/or charge-offs in economic conditions other than what might be characterized as "serious." While Corus has attempted to be conservative in its assessment of

[CORUS BANKSHARES LOGO]


potential defaults and losses, it is conceivable that actual defaults and/or losses may be greater, perhaps materially, than estimated.

Following is a table that summarizes the total size of our CRE loan portfolio, the weighted average POD and LGD percentages and the resulting implied CRE loans that could default and losses that could occur.

  (in millions)                                                                  12/31/2003                     12/31/2002
                                                                            ------------------------------------------------
CRE LOANS & UNFUNDED COMMITMENTS
CRE loans outstanding                                                            $     2,266                    $     1,553
Unfunded Commitments                                                                   1,554                          1,224
                                                                            ------------------------------------------------
   CRE Loans + Unfunded Commitments                                              $     3,820                    $     2,777
                                                                            ================================================

POTENTIAL DEFAULTS & LOSSES
CRE Loans + Unfunded Commitments                                                 $     3,820                    $     2,777
Weighted average Probability of Default (POD) (1)                                       14.4%                          14.9%
                                                                            ------------------------------------------------
   Potential CRE Loans that could default                                                550                            414
Weighted average Loss Given Default (LGD) (1)                                           16.4%                          17.4%
                                                                            ------------------------------------------------
   Potential losses that could occur                                             $        90                    $        72
                                                                            ================================================

NONPERFORMING & NONACCRUAL LOANS
Potential CRE loans that could default                                           $       550                    $       414
Potential losses that could occur                                                        (90)                           (72)
                                                                            ------------------------------------------------
   Potential remaining CRE NPL balances                                                  460                            342
Percentage that could be nonaccrual (2)                                                  100%                           100%
                                                                            ------------------------------------------------
   Potential nonaccrual CRE NPL balances                                         $       460                    $       342
                                                                            ================================================


(1) The POD and LGD estimates are not based on today's market conditions, instead they are arrived at by "stressing" all major assumptions regarding the cash flow and/or values of the underlying real estate down to levels that could manifest themselves during a "serious" recession.
(2) Not necessarily all nonperforming loans would be nonaccrual, however in order to be conservative we will assume 100% of the above nonperforming loans are nonaccrual

Management believes that the declines in the POD and LGD factors from December 31, 2002 to December 31, 2003 reflect, in aggregate, a safer portfolio.